Exhibit 10.7

                             PRISM MORTGAGE COMPANY

                          PRISM2000 PROFIT SHARING PLAN

                          Article 1.  Introduction

      The Prism2000 Profit Sharing Plan, as set forth in this document, has been approved by the Board of Directors of Prism Mortgage Company (the "Company") as an incentive compensation program which provides participants with tangible recognition for their contributions to the growth in the value and profitability of the Company.

                      Article 2.  Incentive Share Units

      The Incentive Share Units (ISUs) awarded under the Plan are intended to reward employees who perform at an exceptional level and who enable the Company to meet certain goals. The resulting payout for a participant shall be determined by the value of vested ISUs held by the participant.

      The terms and conditions governing the selection of participants, the grant and allocation of ISUs, the value of the ISUs, the time and manner of payments with respect thereto, and the effect of termination of employment are set forth in Appendix A of this Plan, Schedule of Terms and Conditions.

                     Article 3.   Plan Document Controls

      In the event of a conflict between this Plan document (which includes Appendix A hereto) and any other information or materials provided to a participant (whether written or oral), the provisions of this plan document shall control.

                   Article 4.  Other Terms and Conditions

      4.01 Claims. No person shall have any legal claim to be granted ISUs under the Plan. Except as may be otherwise required by law, payouts under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Plan payouts shall be payable from the general assets of the Company and no participant shall have any claim with respect to any specific assets of the Company.

      4.02 No Employment Rights. Neither the Plan nor any action taken under the Plan shall be construed as giving an employee the right to be retained in the employ of the Company or to maintain any participant's compensation at any level.

      4.03 No Stockholder Rights. Nothing in this Plan or any ISUs granted hereunder shall confer upon any participant or his beneficiaries any of the rights of a stockholder of the Company.

      4.04 Withholding. The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the participant's Social Security and Medicare tax obligation) required by law to be withheld.

      4.05 Beneficiaries. Each Participant may designate, on a form to be provided by and filed with the Company, a beneficiary or beneficiaries to receive any Plan payouts in the event of the participant's death. In the absence of a designation, any such Plan payout shall be made to the participant's surviving spouse, or to the participant's estate, if no surviving spouse.

                         Article 5.  Administration

      5.01 Power and Authority of the Board. The President of the Company shall have full power and authority to administer and interpret the provisions of the Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of the Plan as the President deems appropriate or advisable.

      5.02 Board Delegation of Authority. The President shall have full power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

      5.03 Amending or Terminating the Plan. By action of the President, the Plan may be amended, modified, suspended, or terminated, in whole or in part, at any time for any reason; provided, however, that any such action shall not, without the participant's written consent, adversely affect the rights of any participant with respect to any vested ISUs awarded to such participant hereunder.


 APPENDIX A

 PRISM MORTGAGE COMPANY

 PRISM 2000 PROFIT SHARING PLAN

 Schedule of Terms and Conditions

 Effective Date:     January 1, 1998

 Participants:       Loan Officers:  Average annual gross commissions less
                                     waived fees must exceed $65,000, and
                                     average commission per loan less
                                     waived fees (excluding second
                                     mortgages) must exceed $1,600 for the
                                     period beginning 1/1/98 (or date of
                                     hire if later) and ending 12/31/2000.

                     Senior Managers:  Must be employed by 1/1/2000.

                     Other Teammates: Must be employed by 1/1/2000. This group
                                      includes all operations and administrative staff.

 COMPANY GOALS:

 All Employees:      1.   $100 million or more in revenue for the year 2000.
                          Award Pool: $1,000,000

                     2. Average after-tax profit margin for 1998, 1999 and 2000 of at least 10%.
                          Award Pool: $1,000,000

                     3. 90% use of our mortgage insurance partners. Award Pool: $100,000

                      4. 90% use of Illinois Guaranty Title ("IGT") on Illinois refinancings, and on refinancings in any other state which IGT or one of its affiliates services.
                          Award Pool: $100,000

 Loan Officers:           A separate, additional award pool will be
                          allocated among loan officers. This award pool will only be distributed if both Company Goals 1 and 2 are achieved. ISUs for this pool will be granted by the President of the Company in his discretion based on relative performance with respect to the following:

                          1. Gross commissions less waived fees (i.e. profitability)
                          2.      Use of the Conduit (Prism, Infiniti,
                                  PointSource)
                          3.      Use of Illinois Guaranty Title
                          4.      Customer Service Surveys
                          5.      Home Equity Loans
                          6.      State or Federal Mortgage Professional
                                  Accreditation

                          Award Pool: $1,000,000


 Allocation of Award
 Pools: The award pool for Company Goals 1 and 2 will be divided among the three categories of participants and allocated provided that both Company Goals 1 and 2 are achieved. The award pool for Company Goal 3 will be divided among the three categories of participants provided that goal is achieved and Company Goals 1 and 2 are achieved. The award pool for Company Goal 4 will be divided among the three categories of participants provided that goal is achieved and Company Goals 1 and 2 are achieved. Shares from award pools of goals that are achieved and meet the above criteria will be allocated among all eligible participants in each category based on the ratio of each participant's ISUs to the total ISUs of all eligible participants in the same category.

                          Loan Officers will be credited with ISUs based on their gross commission less waived fees during 1998, 1999 and 2000 relative to the other eligible loan officers. Other Teammates will be credited with ISUs based on their compensation earned during 1998, 1999 and 2000. If Loan Officers or Other Teammates begin employment between January 1, 1998 and December 31, 1999, then they will be credited with ISUs based on the period beginning the January 1st immediately following their hire date and ending December 31, 2000. ISUs will be credited to Senior Managers as determined in the discretion of the Company. In addition, participants may earn ISUs by achieving certain short-term goals as the Company may announce from time to time.

 Vesting of Shares:       The right to receive a payout of the value of a
                          participant's ISUs will be governed by a vesting schedule.

                          ISUs will become vested as follows:

                          December 31, 2001 - 1/3
                          December 31, 2002 - 1/3
                          December 31, 2003 - 1/3

 Effect of Termination    Termination of employment for any reason,
 of Employment:           with or without cause, prior to December 31, 2001
                          will result in a complete forfeiture of all ISUs.

                          Termination of employment after December 31, 2001 but prior to December 31, 2003 for any reason, with or without cause, will result in a forfeiture of all unvested ISUs.

                          Notwithstanding the above, in the event of the death of a participant, all ISUs will become fully vested.

 Payment Schedule:        ISUs will be paid on the February 28th immediately
                          following the date the ISUs are vested.

 Conversion to Company
 Stock: In the event the Company becomes publicly traded, the Company, in its discretion, may convert all ISUs from a cash payout into a payout of shares of Company stock. The number of shares will be determined based on the value of the ISUs and the value of the Company shares at the time of conversion, which value will be based on the publicly traded price of the Company stock. At the discretion of the Company, ISUs may be converted based on a discount to the publicly-traded price of the Company stock.